Exhibit 99.1

PhaseBio Appoints Edmund P. Harrigan to Board of Directors

Malvern, PA, and San Diego, CA, December 17, 2018 — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, with an initial focus on cardiopulmonary disorders, today announced the appointment of Edmund P. Harrigan, M.D. to its board of directors, effective December 13, 2018.

Dr. Harrigan brings nearly three decades of experience in the pharmaceutical industry to PhaseBio’s board. During his 18-year tenure with Pfizer, Dr. Harrigan held numerous leadership roles in business development, regulatory affairs and quality assurance, most recently serving as Senior Vice President of Worldwide Safety and Regulatory, where he led global safety and regulatory organizations. From 2010 to 2012, he served as President and Chief Executive Officer of Karuna Pharmaceuticals. Earlier in his career, Dr. Harrigan held leadership roles at Neurogen Corporation and Sepracor (now Sunovion Pharmaceuticals). Dr. Harrigan began his career as a practicing neurologist and was the co-founder of Coastal Neurology Services.

“We are thrilled to welcome Ed to our board of directors,” said Jonathan P. Mow, Chief Executive Officer of PhaseBio. “We will benefit greatly from Ed’s significant pharmaceutical experience in global research and development, regulatory affairs and business development as we continue to execute on corporate milestones and advance PB2452 and PB1046 through clinical trials.”

Dr. Harrigan also serves on the boards of directors of Bellicum Pharmaceuticals, Karuna Pharmaceuticals, ACADIA Pharmaceuticals and Lyndra Therapeutics. He holds an M.D. from the University of Massachusetts Medical School and a B.A. in chemistry from Saint Anselm College.

“PhaseBio is rapidly progressing product candidates through the clinic and building a portfolio of important medicines to address orphan disease areas of high unmet medical need,” said Dr. Harrigan. “I look forward to working with the PhaseBio leadership team during this exciting time of corporate growth.”

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat orphan diseases, with an initial focus on cardiopulmonary disorders. The company’s lead development candidate is PB2452, a novel reversal agent for the antiplatelet therapy ticagrelor. PhaseBio is also leveraging its proprietary elastin-like polypeptide (“ELP”) technology platform to develop therapies with the potential for less-frequent dosing and improved pharmacokinetics. PhaseBio’s second product candidate PB1046, which is based on ELP, is a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

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Investor Contact:

John Sharp

PhaseBio Pharmaceuticals, Inc.

Chief Financial Officer

(610) 981-6506

john.sharp@phasebio.com

Media Contact:

Sarah Hall

6 Degrees

(215) 313-5638

shall@6degreespr.com